Exhibit 3.1

Companies Law, 5759-1999 (hereinafter the “Law”)

Company Limited by Shares

Articles of Association

1.	Company name:	In Hebrew:	[Hebrew name]
		In English:	Clearx Ltd.

2.	The Company’s purpose is to engage in any lawful business.

3.	The Company’s registered share capital is ILS 100,000 divided into 10,000,000 ordinary shares par value ILS 0.01 each.

4.	The liability of the shareholders is limited to repayment of the par value of their shares.

5.	The Company’s first directors shall be appointed by the shareholders and they may determine inter alia the signatory rights on behalf of the Company and change them from time to time.

6.	Release, insurance and indemnity:

a.	The Company may release an officer in advance from all or part of its liability, due to damage as a result of violating the duty of care towards it.

b.	The Company may retroactively indemnify an officer and undertake to indemnify an officer in advance, for all the liabilities, costs, and matters, for which the Company may indemnify officers, according to the provisions of the Companies Law, as amended from time to time, and as shall be in effect on the date the indemnity is requested.

c.	The Company may engage in a contract to insure the liability of its officers, for all the liabilities, costs, and matters, for which the Company may insure the liability of the officers, according to the provisions of the Companies Law, as shall be amended from time to time and as shall be in effect on the date the insurance contract shall be executed.

d.	Resolutions regarding the grant of release, insurance, indemnity or granting an indemnity undertaking to a director and/or officer who is not a director, shall be adopted subject to any law.

7.	The legal quorum in the Company’s meeting shall be the number of shareholders who jointly and severally hold no less than 51% of the Company’s share capital.

8.	The Company is a private company; the number of its shareholders shall not exceed 50 (fifty) except for Company employees or former employees and due to being Company employees they continue to be shareholders of the Company even after termination of their employment; the Company may not offer shares and/or debentures to the public; any share transfer requires the approval of the board of directors.

9.	The Company is not required to hold an annual meeting as set forth in Section 60 of the Companies Law, unless such is required to appoint an auditor.

10.	Notwithstanding that set forth in Section 290(a) of the Companies Law, the Company shall have no obligation to offer the shareholders to participate in a future allocation, and the provisions of Section 290(a) of the Companies Law shall not apply to the Company.

We, the undersigned, hereby declare that we are qualified to establish a company and hold shares thereof, and we are not limited under law, and we agree to take the number of shares from the Company’s share capital as follows:

Signatory name	ID/Passport no.	Address	Number of shares	Signature
Dagi Shachar Ben Noon	033420969	325 Nof Sadot, Olesh 4285500	250,000
Dagi Shachar Ben Noon (in trust)	033420969	325 Nof Sadot, Olesh 4285500	250,000
Ehud Udi Nussinovitch	062897699	17A Chaim Levanon, Tel Aviv 6997519	250,000
Ehud Udi Nussinovitch (in trust)	062897699	17A Chaim Levanon, Tel Aviv 6997519	250,000
Oren Kedmi	037541737	4 HaNechoshet, Tel Aviv 6971069	2,611
Ayal Shenhav	058726761	4 HaNechoshet, Tel Aviv 6971069	10,444

Date: February 19, 2018

I hereby verify the identity of the above signatories with my signature

Guy Libzon, Adv.

License no. 75655